EXHIBIT 16

               Report of Independent Certified Public Accountants


Board of Directors
Peoples Federal Savings and Loan
  Association of Massillon
Massillon, Ohio


         We have audited the accompanying consolidated financial statements of income, retained earnings and cash flows for the year ended September 30, 1995, for Peoples Federal Savings and Loan Association of Massillon and Subsidiary. These consolidated financial statements are the responsibility of the Association's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

         We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flows for Peoples Financial Savings and Loan Association of Massillon and Subsidiary for the year ended September 30, 1995, in conformity with generally accepted accounting principles.

         As discussed in Note A to the consolidated financial statements, the Association changed its method of accounting for investments in certain debt and equity securities as of October 1, 1994.


HALL, KISTLER & COMPANY LLP


Canton, Ohio
October 30, 1995